                                                           Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                  The Doe Run Resources Corporation
                                   ---------------------------------------------------------------
                                  Seven Months
                                     Ended        Year Ended October 31,        Three Months Ended
                                   October 31,   --------------------------         January 31,
                                      1994      1995       1996       1997       1997       1998
                                    -------    -------    -------    -------    -------    -------
Income before taxes                   1,018      7,575     18,916      3,978      1,375      6,501
Fixed charges                         8,902     15,655     15,825     15,598      4,985      6,537
Less: capitalized interest              (12)        (8)      (253)      (461)       (75)       (38)
                                    -------    -------    -------    -------    -------    -------
Earnings                              9,908     23,222     34,488     19,115      6,285     13,000
Interest Expense, excluding
 capitalization of interest           8,387     14,369     14,601     14,201      4,355      5,907
Amortization of financing costs         460      1,140        898        636        492        463
Rental/lease interest                    55        146        326        761        138        167
                                    -------    -------    -------    -------    -------    -------
Fixed Charges                         8,902     15,655     15,825     15,598      4,985      6,537
Ratio of earnings to fixed charges     1.11 x     1.48 x     2.18 x     1.23 x     1.26 x     1.99 x
                                    =======    =======    =======    =======    =======    =======
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